EX-5.1 2 exhibit5-1.htm LEGAL OPINION

[Letterhead of Burton, Bartlett & Glogavac]

EXHIBIT 5.1

June 2, 2008

NeoGenomics, Inc.
12701 Commonwealth Drive, Suite 9
Fort Myers, Florida 33913

Ladies and Gentlemen:

We have acted as your counsel in connection with the Form SB-2 Registration Statement (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 7,000,000 shares of common stock, par value $0.001 per share, of NeoGenomics, Inc., a Nevada corporation (the “Company”). The Registration Statement includes for registration (i) 2,666,667 shares of common stock sold by the Company during the period from May 31, 2007 through June 6, 2007 to certain investors in a private equity transaction (the “Private Placement Shares”), (ii) 1,500,000 shares of common stock previously issued by the Company to Aspen Select Healthcare, LP (“Aspen”) and resold to certain investors during the period from June 1, 2007 through June 5, 2007 (the “Aspen Resale Shares”), (iii) 98,417 shares of common stock subject to issuance pursuant to warrants issued by the Company to Nobel International Investments, Inc. (“Nobel”) on June 5, 2007 in consideration for Nobel’s services as exclusive placement agent in connection with the issuance of the Private Placement Shares (the “Placement Agent Shares”), (iv) 345,671 shares of common stock previously issued by the Company to Michael Dent in June, 2001 (the “Dent Shares”), (v) 1,889,245 shares of common stock previously issued to Aspen on April 15, 2003 (the “Aspen Shares”), and (vi) 500,000 shares of common stock issued by the Company on June 6, 2007 to certain funds of Lewis Asset Management, Inc. (“LAM”) upon the exercise of warrants, which warrants had been previously issued by the Company to Aspen and were subsequently purchased by LAM from Aspen (the “LAM Warrant Shares”). The Private Placement Shares, the Aspen Resale Shares, the Placement Agent Shares, the Dent Shares, the Aspen Shares, and the LAM Warrant Shares shall be referred to collectively as the “Shares”.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s articles of incorporation, as amended, and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company.  In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and the Company will have sufficient authorized and unissued shares of common stock available with respect to any Shares issued after the date of this letter. We have not verified any of these assumptions.

This opinion is rendered as of the date hereof and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.  We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the Placement Agent Shares subject to issuance are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid, and nonassessable, and that the Private Placement Shares, the Aspen Resale Shares, the Dent Shares, the Aspen Shares, and the LAM Warrant Shares  previously issued by the Company were duly authorized for issuance, validly issued, fully paid and nonassessable when issued.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations under such act.

Very truly yours,

                                                                                       s/sBurton &Glogovac
                                                                                  Burton, Bartlett & Glogovac